Exhibit 4.1

[cert no]	HOME LOAN SERVICING SOLUTIONS, LTD. INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES LAW (AS AMENDED OR REVISED FROM TIME TO TIME)	[no of shares]

THE AUTHORISED CAPITAL OF THE COMPANY IS US$2,000,000.00 divided into 200,000,000 shares of a nominal or par value of US$0.01 each

THIS CERTIFIES THAT [Shareholder name] of [shareholder address] is the registered holder of [no of shares] ordinary Shares of par value US$0.01 each subject to the Memorandum and Articles of Association of the Company, and transferable only on the book of the Company by the holder hereof in person or by Attorney in accordance with the Memorandum and the Articles of Association of the Company and upon surrender of this certificate to the Company.

EXECUTED on behalf of the Company this      day of                      20[year].

Director/Secretary